Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 27, 2015 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 28, 2015.

Sales increased about 10% to $225.0 million from $205.3 million in last year’s second quarter. Net earnings increased 8% to $14.6 million in the current quarter from $13.5 million last year. Earnings per diluted share increased 8% to $.78 for the second quarter from $.72 last year. Operating income increased 7% to $21.8 million in the current quarter from $20.3 million in the year ago quarter.

For the six months ended March 28, 2015, sales increased 7% to $437.8 million from $408.8 million in last year’s first half.  Net earnings were $25.9 million in both years’ six months. Earnings per diluted share were $1.38 in both years. Operating income was essentially unchanged at $38.4 million this year and $38.3 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented,

“Our sales and earnings improvement this quarter was driven by an outstanding performance by our ICEE business.  Although the sales increase in our food service segment was satisfactory, we are disappointed with the decrease in operating income in this part of our business.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

- more-

	J & J SNACK FOODS CORP. AND SUBSIDIARIES
	CONSOLIDATED STATEMENTS OF EARNINGS
	(Unaudited)
	(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Net Sales	$225,008	$205,321	$437,760	$408,844

Cost of goods sold	158,058	144,208	309,709	287,825
Gross Profit	66,950	61,113	128,051	121,019

Operating expenses
Marketing	19,986	17,519	39,473	35,551
Distribution	17,633	16,382	35,154	32,502
Administrative	7,462	6,781	14,987	13,765
Other general expense	64	99	22	898
	45,145	40,781	89,636	82,716

Operating Income	21,805	20,332	38,415	38,303

Other income (expense)
Investment income	1,278	976	2,632	2,114
Interest expense & other	(30)	(27)	(54)	(63)

Earnings before income taxes	23,053	21,281	40,993	40,354

Income taxes	8,416	7,760	15,100	14,407

NET EARNINGS	$14,637	$13,521	$25,893	$25,947

Earnings per diluted share	$0.78	$0.72	$1.38	$1.38

Weighted average number of diluted shares	18,821	18,819	18,811	18,806

Earnings per basic share	$0.78	$0.72	$1.39	$1.39

Weighted average number of basic shares	18,689	18,693	18,679	18,686

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 28,	September 27,
	2015	2014
	(unaudited)

Cash and cash equivalents	$88,615	$91,760
Other current assets	192,693	183,846
Property, plant and equipment, net	162,218	157,529
Goodwill	86,442	86,442
Other intangible assets, net	48,282	50,989
Marketable securities held to maturity	-	2,000
Marketable securities available for sale	127,754	128,117
Other	3,309	4,090
Total	$709,313	$704,773

Current Liabilities	$90,171	$95,957
Long-term obligations under capital leases	1,334	374
Deferred income taxes	44,915	44,785
Other long-term liabilities	1,037	1,139
Stockholders' Equity	571,856	562,518
Total	$709,313	$704,773

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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